UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 9, 2011 (Date of earliest event reported: February 4, 2011)

ENERGY PARTNERS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(Address of principal executive offices) (Zip Code)

(504) 569-1875

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.

On February 4, 2011, Energy Partners, Ltd. (the “Company”) and certain of its subsidiaries, as guarantors, entered into a Purchase Agreement (the “Purchase Agreement”) with Jefferies & Company, Inc. and BMO Capital Markets Corp., as representatives of the initial purchasers named in Schedule I thereto (the “Initial Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to sell $210 million in aggregate principal amount of its 8.25% senior notes due 2018 (the “Notes”) to the Initial Purchasers. The Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S under the Securities Act. The Notes are being issued at par. The purchase price paid by the Initial Purchasers reflects the initial purchasers’ discount. After deducting the initial purchasers’ discount and estimated offering expenses, the Company expects to realize net proceeds of approximately $202 million. The parties’ respective obligations to complete the purchase and sale of the Notes are subject to customary closing conditions, as set forth in the Purchase Agreement.

The foregoing description of the Purchase Agreement is not complete and is qualified by reference to the complete document, which is filed as Exhibit 1.1 to this Form 8-K, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

1.1*	Purchase Agreement dated February 4, 2011, between Energy Partners, Ltd. and certain of its subsidiaries, as guarantors, and Jefferies & Company, Inc. and BMO Capital Markets Corp., as representatives of the initial purchasers.

*	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 9, 2011

ENERGY PARTNERS, LTD.

By:	/s/ JOHN H. PEPER
John H. Peper
Executive Vice President, General Counsel and Corporate Secretary

3